Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS THIRD QUARTER 2010 NET INCOME OF $675 MILLION, UP 37%;

OPERATING INCOME OF $688 MILLION AND COMBINED RATIO OF 88.4%;

FULL YEAR 2010 GUIDANCE INCREASED TO RANGE OF $7.20 TO $7.40

ZURICH, October 27, 2010 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended September 30, 2010, of $1.97 per share, compared with $1.46 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.01 per share, compared with $2.07 per share for the same quarter last year.(2) Book value increased $1.4 billion during the quarter, up 7% from June 30, 2010. Book value per share now stands at $67.34. Annualized operating return on average equity for the quarter was 13.4%.(3) The property and casualty (P&C) combined ratio for the quarter was 88.4%.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change

Net income	$675	$494	37%	$1.97	$1.46	35%
Net realized gains (losses), net of tax	(13)	(207)	NM	(0.04)	(0.61)	NM
Income excluding net realized gains (losses), net of tax (2)	$688	$701	(2)%	$2.01	$2.07	(3)%

Net income for the nine months ended September 30, 2010, was $6.18 per share, compared with $4.73 per share for 2009. For the nine months ended September 30, 2010, income excluding net realized gains (losses) was $5.73 per share, compared with $6.16 per share for 2009. Book value increased $3.2 billion, up 16% during the nine months ended September 30, 2010. The P&C combined ratio for the nine months ended September 30, 2010, was 90.2%.

Nine Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change

Net income	$2,107	$1,596	32%	$6.18	$4.73	31%
Net realized gains (losses), net of tax	152	(480)	NM	0.45	(1.43)	NM
Income excluding net realized gains (losses), net of tax (2)	$1,955	$2,076	(6)%	$5.73	$6.16	(7)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a very strong third quarter with good earnings contributions from all of our principal businesses. Our book value per share grew 7% in the quarter and is up 15% for the year. For the quarter, after-tax operating income was $688 million while our P&C combined ratio was 88.4%. Our annualized operating ROE was over 13% for the quarter and nine months.

“In the quarter and in recent days we made a number of announcements related to acquisitions we are making to advance our strategies around the globe. Rain and Hail, the premier crop insurer in the United States; Jerneh Insurance Berhad, a Malaysian P&C company; and the Hong Kong and Korea life insurance operations of New York Life illustrate our focus on growing our P&C specialty business, expanding our non-life and life presence in the Asia region and complementing our organic growth with acquisitions – all at attractive returns.

“Based on our strong results for nine months and positive outlook for the fourth quarter, we are raising our full-year 2010 operating earnings guidance from $6.25 to $6.75 per share to $7.20 to $7.40 per share.”

Operating highlights for the quarter ended September 30, 2010, were as follows (1):

•	Net premiums written increased 4% and net premiums earned increased 1%. Excluding the impact of foreign exchange, net premiums written increased 5% and net premiums earned increased 1%.
•

Total catastrophe losses were $97 million including reinstatement premiums compared with $45 million for the third quarter of 2009. Approximately $50 million was from the earthquake in New Zealand. Net after-tax catastrophe losses were $86 million compared with $38 million for the third quarter of 2009.

•	Favorable prior period development pre-tax, excluding the Life segment, was $201 million, compared with $203 million in 2009.
•	The P&C combined ratio was 88.4% compared with 88.1% last year.
•	P&C underwriting income was $352 million compared with $359 million in 2009.
•	Operating cash flow was $1.1 billion for the quarter and $2.8 billion for the year.

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•

Net loss reserves increased $337 million. Excluding foreign exchange valuation, net loss reserves increased $38 million. For the year, net loss reserves increased $233 million excluding foreign exchange valuation.

•	Net investment income increased 1% to $516 million.
•	Annualized operating return on average equity was 13.4% for the quarter and 13.1% for the year.(3)
•	Book value per share(4) increased 7% from $63.20 at June 30, 2010, to $67.34, and increased 15% from $58.44 at December 31, 2009.
•	Tangible book value per share(4) increased 8% from $51.88 at June 30, 2010, to $55.83, and increased 19% from $46.76 at December 31, 2009.
•	Net realized and unrealized gains after tax from our investment portfolio totaled approximately $723 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2010, include:

•	Insurance-North American: Net premiums written increased 5%. The combined ratio was 90.2% compared with 91.3%.
•	Insurance-Overseas General: Net premiums written were flat. Adjusting for the impact of foreign exchange, they increased 1%. The combined ratio was 86.0% compared with 87.4%.
•	Global Reinsurance: Net premiums written increased 32%. The combined ratio was 74.3% compared with 58.5%.
•	Life: Net premiums written were flat. Operating income was $72 million compared with $74 million.

Please refer to the ACE Limited Financial Supplement dated September 30, 2010, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_sept 30 2010.xls.

ACE will host its third quarter earnings conference call and webcast on Thursday, October 28, 2010, beginning at 8:30 a.m. ET. The earnings conference call will be available via live webcast at www.acelimited.com or by dialing 888-569-5033 (within the United States) or 719-325-2339 (international); passcode 1124217. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 1124217.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com

(1) All comparisons are with the same period last year unless specifically stated.

(2) Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without

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the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 26 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3) Calculated using income excluding net realized gains (losses) divided by average shareholders’ equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four.

(4) Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic outlook and guidance, potential acquisitions, insurance market conditions, and company performance reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, termination of one or more proposed acquisition transactions prior to consummation, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2010	December 31 2009

Assets
Investments	$50,971	$46,515
Cash	487	669
Insurance and reinsurance balances receivable	3,694	3,671
Reinsurance recoverable on losses and loss expenses	13,475	13,595
Other assets	13,761	13,530

Total assets	$82,388	$77,980

Liabilities
Unpaid losses and loss expenses	$37,742	$37,783
Unearned premiums	6,571	6,067
Other liabilities	15,230	14,463

Total liabilities	59,543	58,313

Shareholders’ equity
Total shareholders’ equity	22,845	19,667

Total liabilities and shareholders’ equity	$82,388	$77,980

Book value per common share (4)	$67.34	$58.44

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Gross premiums written	$5,002	$5,005	$14,946	$14,657

Net premiums written	3,295	3,155	10,286	9,994
Net premiums earned	3,422	3,393	9,932	9,853
Losses and loss expenses	1,887	1,885	5,608	5,522
Policy benefits	93	79	267	256
Policy acquisition costs	607	567	1,697	1,571
Administrative expenses	433	451	1,356	1,325

Underwriting income (2)	402	411	1,004	1,179

Net investment income	516	511	1,538	1,519
Net realized gains (losses)	(50)	(223)	127	(569)
Interest expense	58	60	162	169
Other income (expense)	25	(51)	26	(44)
Income tax expense	160	94	426	320

Net income available to holders of common shares	$675	$494	$2,107	$1,596

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.01	$2.07	$5.73	$6.16
Net income	$1.97	$1.46	$6.18	$4.73

Weighted average diluted shares outstanding	341.9	338.4	340.8	337.1

Loss and loss expense ratio	58.2%	58.2%	59.6%	58.7%
Policy acquisition cost ratio	17.9%	16.7%	17.1%	16.0%
Administrative expense ratio	12.3%	13.2%	13.5%	13.1%

Combined ratio	88.4%	88.1%	90.2%	87.8%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Gross Premiums Written

Insurance - North American	$2,759	$2,730	$7,538	$7,472
Insurance - Overseas General	1,584	1,677	5,242	5,080
Global Reinsurance	281	215	1,000	953
Life	378	383	1,166	1,152

Total	$5,002	$5,005	$14,946	$14,657

Net Premiums Written

Insurance - North American	$1,445	$1,374	$4,278	$4,220
Insurance - Overseas General	1,205	1,203	3,927	3,795
Global Reinsurance	272	206	932	894
Life	373	372	1,149	1,085

Total	$3,295	$3,155	$10,286	$9,994

Net Premiums Earned

Insurance - North American	$1,444	$1,467	$4,140	$4,319
Insurance - Overseas General	1,321	1,317	3,835	3,747
Global Reinsurance	271	247	803	726
Life	386	362	1,154	1,061

Total	$3,422	$3,393	$9,932	$9,853

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$312	$299	$934	$927
Insurance - Overseas General	242	233	584	632
Global Reinsurance	129	158	402	487
Life	72	74	222	193
Corporate	(67)	(63)	(187)	(163)

Total	$688	$701	$1,955	$2,076

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